                             Dated 10th April, 2001




                               GALEN HOLDINGS PLC

                                    - and -

                              JOHN ALEXANDER KING







                   ------------------------------------------

                          EXECUTIVE SERVICE AGREEMENT
                    DUAL CONTRACT ARRANGEMENT- UK AGREEMENT

                   ------------------------------------------





                              ASHURST MORRIS CRISP
                                Broadwalk House
                                5 Appold Street
                                London EC2A 2HA

                               Tel: 020 7638 1111
                               Fax: 020 7972 7990

                          CJC/CLM/KIN04.00001.1892247

THIS AGREEMENT is made on 10th April, 2001

BETWEEN:

(1) GALEN HOLDINGS PLC (No. NI7005) whose registered office is at Seagoe Industrial Estate, Craigavon, N. Ireland BT63 5UA (the "COMPANY"); and

(2) JOHN ALEXANDER KING of Apartment 5B, The Anchorage, Crofton Road, Dun Laoghaire, Co. Dublin, Ireland (the "EXECUTIVE").

THE PARTIES AGREE AS FOLLOWS:

1.   DEFINITIONS

     In this agreement unless the context otherwise requires:-

1.1 "APPOINTMENT" means the employment of the Executive under the terms of this agreement;

1.2 "ASSOCIATED COMPANY" means a company which falls to be so treated as such for the purposes of Statement of Standard Accounting Practice No. 1 of the Institute of Chartered Accountants in England & Wales;

1.3  "BOARD" means the board of directors of the Company;

1.4 "BUSINESS DAY" means a day in the course of which the Executive is engaged in carrying out the duties of the Appointment or the Overseas Employment;

1.5 "GROUP COMPANIES" means the Company and all subsidiary and associated companies of the Company except the Overseas Employer and their subsidiaries and associated companies;

1.6 "LISTING" means the admission of the whole of the share capital of the Company to the Official List of the London Stock Exchange Limited.

1.7 "OVERSEAS EMPLOYMENT" means the employment of the Executive by the Overseas Employer under a contract entered into on the date hereof;

1.8  "OVERSEAS EMPLOYER" means Warner Chilcott (Bermuda) Limited;

1.9 "SUBSIDIARY" has the meaning given to it in Article 4 of the Companies (Northern Ireland) Order 1986;

2.   TERM AND APPOINTMENT

2.1 The Company shall engage the Executive and the Executive shall serve the Company as hereinafter provided. The Appointment shall be deemed to have commenced on 1 November 2000 and shall continue subject as hereinafter mentioned unless and until terminated by either party giving to the other not less than 12 months' previous notice but not in any event so as to extend beyond the Executive's 60th birthday.

2.2 The Executive agrees that, subject to clauses 2.3 and 2.4 below the Company, at its absolute discretion, may terminate the Executive's employment hereunder forthwith by payment to the Executive in lieu of the notice period or the balance thereof if notice pursuant to Clause 2.1 has previously been given (such notice period or balance being referred to in this Clause 2.2 as the "Compensation Period"), a termination payment ("the Termination Payment") equal to:

     (a) the salary (at the rate applicable at the date of termination of employment) to which the Executive would have been entitled during the Compensation Period; and

     (b)  a sum equal to:

     A x B

     Where "A" is the cost to the Company of providing the other contractual benefits to the Executive under this Agreement in the 12 months immediately preceding the Compensation Period; and

     "B" is the length of the Compensation Period expressed in years or fractions thereof.

2.3 The Termination Payment shall be divided into equal monthly instalments which shall be payable on or before the last day of each month during the Compensation Period.

2.4 Without prejudice to clause 12 (restrictions which apply after termination of employment), during the Compensation Period the Executive shall be subject to a duty, equivalent to the common law duty to mitigate loss, to seek new employment(s) and/or engagement(s) so as to limit the amount of the Termination Payment payable to him. In the event that during the Compensation Period the Executive shall obtain any new employment(s) and/or engagement(s) other than the Overseas Employment, the Executive shall make full disclosure to the Company of all remuneration or other benefits payable in respect of such new employment(s) and/or engagement(s) and the instalments of the Termination Payment shall be reduced by the amount or value of such remuneration or other benefits payable in respect of the Compensation Period.

3.   DUTIES

3.1 The Executive shall perform the duties of Executive Chairman of the Company inside the United Kingdom including but not limited to liaising with the London Stock Exchange and dealing with corporate finance matters relating to the Company.

3.2 During the Appointment the Executive shall perform the duties assigned to him and shall well and faithfully serve the Company and use his best endeavours to promote the interests of the Company and Group Companies and shall obey all reasonable and lawful directions given to him by or under the authority of the Board.

3.3  The Executive shall in connection with the Appointment:

     (a) perform services not only for the Company but also for any of the Group Companies without further remuneration (except as otherwise agreed) and accept such offices in any of the Group Companies as the Company may from time to time reasonably require and if the Executive shall cease to be a director for any reason then he may (at the will of the Company) continue as an employee only;

     (b) work at such places within Northern Ireland as the Company may require and with the Executive's consent elsewhere in the United Kingdom as the Company may require the Company reimbursing the Executive in respect of all reasonable relocation expenses;

     (c) travel to such places inside the United Kingdom by such means and on such occasions as the Company may from time to time require and to such places outside the United Kingdom (in performance of his duties under the Appointment such duties not to be connected with any duties under the Overseas Employment) by such means and on such occasions as the Company may from time to time require; and

     (d) make such reports to the Board and/or the Board of its holding company on any matters concerning the affairs of the Company or any Group Company as are reasonably required.

3.4 The Executive shall work such hours as are reasonable for the proper performance of his duties bearing in mind the Executive's obligations under the Overseas Employment.

3.5 Notwithstanding any other provision of this agreement, the Executive shall not carry on any duties under the Appointment outside the United Kingdom.

3.6 Notwithstanding the foregoing or any other provision of this agreement the Company shall not be under any obligation to vest in or assign to the Executive any power or duties and may at any time require the Executive to perform:-

     (a)  all his normal duties;

     (b)  a part only of his normal duties and no other duties;

     (c)  such duties as it may reasonably require and no others;

     (d)  no duties whatsoever;

     and may from time to time suspend or exclude the Executive from the performance of his duties and/or from all or any premises of the Company for the period of six months in total at any one time without the need to give any reason for so doing but his salary will not cease to be payable (in whole or in part) nor will he cease to be entitled to any other benefits hereunder by reason only of such requirement as mentioned in paragraphs 3.6(b) to 3.6(d) of this clause or such suspension or exclusion (unless or until his employment under this agreement shall be terminated). During any such suspension or exclusion, if the Company so requests the Executive shall be obliged to resign as a director of the Company with immediate effect.

4.   HOLIDAY ENTITLEMENT

4.1 During the Appointment the Executive shall be entitled to such holiday as may be previously agreed with the Board such being consistent with the fulfillment of the Executive's duties under the Appointment (in addition to public holidays) in each calendar year January to December at full salary to be taken at such time or times as may be approved by the Board and shall coincide with holidays taken under the Overseas Employment. The Company undertakes to liaise with the Overseas Employer and to use all reasonable efforts to ensure that any reasonable proposal put forward by the Executive in respect of holiday dates is agreed both by the Company and by the Overseas Employer. Holidays not taken cannot be carried over to a subsequent year.


5.   DISCLOSURE OF INTERESTS

5.1 It is acknowledged that the Executive has entered into the Overseas Employment and that the rights of the Company under this agreement are subject to his being permitted reasonable time to perform the duties thereof.

5.2  The Executive shall not save as:

     (a)  as a representative of the Company; or

     (b) with the previous approval of the Board (such approval not to be unreasonably withheld or delayed); or

     (c)  in respect of the Executive's duties under the Overseas Employment during the Appointment whether directly or indirectly paid or unpaid be engaged or concerned in the conduct of any other actual or prospective business or profession or be or become an employee, agent, partner, consultant or director of any other company or firm or assist or have any financial interest in any other such business or profession.

5.3 The Executive shall be permitted to hold shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognised investment exchange provided that:-

     (a) any such holding shall not exceed three per cent. of the issued share capital of the company concerned and is held by way of bona fide investment only ("INVESTMENT");

     (b) the Executive became entitled to such holding in consequence of an entitlement to invest arising in consequence of the Appointment or the Overseas Employment; and

     (c) the Executive complies with the Model Code for Securities Transactions by Directors of listed companies issued from time to time by The Stock Exchange and any other regulations applicable to the Executive details of which are available from the Company Secretary.

5.4 The Executive shall disclose to the Board any matters relating to his spouse (or anyone living as such), their children, step children, parents or any trust or firm whose affairs or actions he controls which, if they applied to the Executive, would contravene clause 5.3, to the extent that the Executive has actual knowledge of such matters.

5.5 Subject to clause 3 those business activities of the Executive set out in the Schedule 7 declaration to the London Stock Exchange, together with the supplementary declarations thereto shall not constitute a breach of this Clause 5 or of Clause 12 hereof.

6.   REMUNERATION

6.1 The Executive shall be paid a salary of (Pound) 72,000 per annum or such other rate as may be agreed from time to time (the "Salary"). The Salary shall accrue from day to day and include any fees or remuneration which the Executive would otherwise be entitled to receive by reason of his holding any office in the Company or any Group Company. The Salary shall be payable by bank credit transfer in equal monthly instalments in arrears on or about the last working day of each calendar month to such bank account as the Executive may nominate.

6.2 The Salary shall be reviewed annually by the Remuneration Committee of the Board.

6.3 In addition to the said salary a bonus shall be paid to the Executive at the absolute discretion of the Board (who may suspend or discontinue such payments at any time in the interests of the Company whether generally or in relation to the Executive) provided that the Board may be free at any time to vote to the Executive such additional benefit or remuneration as it thinks fit by way of bonus or otherwise without the same being deemed thereby for any purpose to become part of the contractual remuneration or fixed salary hereunder.

7.   EXPENSES

     The Executive shall be entitled to be repaid all reasonable travelling hotel and other expenses properly authorised by the Board and incurred in or about the performance of the duties hereunder, which expenses shall be evidenced in such manner as the Company may specify from time to time.

8.   BENEFITS

8.1 The Company shall make a contribution of (Pound) 25,000 directly to the Connors Chemists Retirement Benefits Scheme for the benefit of the Executive, or such other sum as may from time to time be agreed with the Remuneration Committee of the Board.

8.2 The Executive shall be entitled to participate in the Company's permanent health insurance and private health insurance schemes, subject to their rules from time to time.

9.   CONFIDENTIAL INFORMATION

9.1 Without prejudice to his common law duties, the Executive shall not use or divulge or communicate to any person other than with proper authority any of the trade secrets or other confidential information of or relating to the Company or any of the Group Companies (including but not limited to details of customers, potential customers, consultants, suppliers, potential suppliers, designs, product details, future product details, prices, discounting arrangements, specific product applications, existing trade arrangements, terms of business and those in the course of negotiation, operating systems, pricing and fee structures, financial information, inventions, research and development activities, scientific formulae and manufacturing techniques and processes) which he may have created developed received or obtained while in the service of the Company or any of the Group Companies. This restriction shall continue to apply after the termination of the Appointment howsoever arising without limit in point of time including ideas information or knowledge which may come into the public domain for so long as the Executive is in a position to use such information more readily than others who have not worked for the Company PROVIDED THAT nothing in this clause shall prevent the Executive exercising his own skill and knowledge after the termination of the Appointment.

9.2 The Executive shall not during the Appointment make otherwise than for the benefit of the Company or the Group Companies and as may be required for the proper performance of his duties pursuant to the Appointment any records (whether recorded on paper, computer memory or discs or otherwise) relating to any matter within the scope of the business of the Company or any of the Group Companies or concerning any of its or their dealings or affairs nor either during the Appointment or thereafter use or permit to be used any such records otherwise than for the benefit of the Company it being agreed by the parties that all such records (and copies thereof) in the possession or control of the Executive shall be the property of the Company and shall be handed over by the Executive to the Company from time to time and on demand and in any event upon the termination of the Appointment.

9.3 The Executive shall not during the Appointment speak in public or write any article for publication on any matter connected with or relating to the business of the Company or any of the Group Companies without first obtaining the approval of the Board such approval not to be unreasonably withheld or delayed.

10.   INVENTIONS AND CREATIVE WORKS

10.1 The Executive acknowledges that in the course of his employment and as part of his duties he may conceive or make, individually or with others, certain inventions, ideas, discoveries, developments, writings, designs, drawings, improvements and innovations, whether or not patentable, or capable of registration (collectively, "INVENTIONS"); and he may develop or produce, individually or with others, certain works in which copyright and/or unregistered design right will subsist in various media, including but not limited to electronic materials (collectively, "CREATIVE WORKS"), AND agrees that he will promptly disclose in writing to the Company all Inventories and Creative Works.

10.2 "INTELLECTUAL PROPERTY" means patents, trade marks and service marks, rights in designs, trade or business names, copyrights (including rights in computer software)(whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

10.3 The Executive acknowledges that any Inventions or Creative Works and any and all Intellectual Property subsisting or which may in the future subsist in such Inventions or Creative Works whether or not conceived or made during working hours, including, without limitation, those which:

      (a) relate in any manner to the business of the Company or any of the Group Companies or to its or their actual or demonstrably anticipated activities; or

          (b) result from or are made in the course of the Executive's employment by the Company; or

          (c) involve the use of any equipment, supplies, facilities, confidential information, documents, intellectual Property or time of the Company or any of the Group Companies,

          will on creation vest in and be the exclusive property of the Company in the United Kingdom or any other part of the world and where the same does not automatically vest as aforesaid the Executive agrees at the Company's request and expense to assign the same to the Company (or as it may direct) or in the case of any future copyright in the same the Executive hereby assigns such copyright to the Company.

10.4      The Executive agrees that, without limitation to the foregoing:-

          (a) any Invention disclosed by the Executive to a third person or described in a patent or registered design application filed by the Executive or on the Executive's behalf; and

          (b) any Creative Work disclosed to a third person, published or the subject of an application for copyright or other registration filed by the Executive or on the Executive's behalf,

          during or within six months following termination of the Appointment will be presumed to have been written, developed, produced, conceived or made by the executive during the Appointment, unless proved by the Executive to have been written, developed, produced, conceived or made by the Executive following the termination of the Appointment.

10.5 The Executive hereby irrevocably waives any rights which he may have in the Inventions or the Creative Works which are or have been conferred on him by chapter IV of part I of the Copyright, Designs and patents Act 1988 headed "Moral Rights" and by any other laws of a similar or equivalent nature in any of the countries of the world.

10.6 The Executive will also, at the Company's request and expense, execute specific assignments of any Invention or Creative Work and execute, acknowledge and deliver such other documents and take such further action as the Company may require, at any time during or subsequent to the period of the Appointment, to vest or evidence title in Inventions or Creative Works in the Company (or as it may direct) and subject to the Executive being indemnified against all reasonable costs and expenses to use his best endeavours to obtain, maintain and defend the Intellectual Property in the Inventions or Creative Works in any and all countries or to otherwise give effect to the provisions of this agreement.

10.7 The Executive HEREBY IRREVOCABLY APPOINTS the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 11 and acknowledges in favour of any third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

10.8 The Executive shall not knowingly do or permit to be done any act or knowingly omit to do any thing which the Executive is aware (or ought reasonably to be aware) might imperil, jeopardise or prejudice any of the rights referred to in this clause 11 or which might invalidate or prejudice any application made by the Company for a patent, registered design, copyright, design right or other similar right in any part of the world.

11.       RESTRICTIONS AFTER TERMINATION

11.1 The Executive covenants to the Company (for itself and as trustee for each of the Group Companies) that he shall not for the following periods after the termination of the Appointment howsoever arising (but excluding repudiatory breach of this agreement by the Company) save with the prior written consent of the Board which shall not be unreasonably refused or delayed directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal partner shareholder director employee consultant or in any other capacity whatsoever:-

          (a) for six months following termination in the Relevant Territory and in competition with the Company or any of the Relevant Group Companies engage, assist or be interested in any undertaking which provides services/products competitive with those provided by the Company or any of the Relevant Group Companies in the 12 months prior to termination and with which the Executive was concerned in the said period of 12 months;

          (b) for three months following termination in the Relevant Territory solicit or interfere with or endeavour to entice away from the Company or any of the Relevant Group Companies any person, firm, company or entity who was a customer of the Company or any of the Relevant Group Companies in the 12 months prior to termination and with whom the Executive was concerned or had personal contact in the said period of 12 months;

          (c) for six months following termination in the Relevant Territory be concerned with the supply of services/products to any person, firm, company or entity which was a customer of the Company or any of the Relevant Group Companies in the 12 months prior to termination where such services/products are in competition with those services/products supplied by the Company or any of the Relevant Group Companies in the said 12 month period, with which supply the Executive was concerned in the said period of 12 months;

          (d) for six months following termination offer to employ or engage or solicit the employment or engagement of any person who immediately prior to the date of termination was a member of the senior management team of the Company or any of the Relevant Group Companies and with whom the Executive worked in the 12 months prior to termination (whether or not such person would commit any breach of their contract of employment or engagement by reason of leaving the service of such company); and

          (e) represent himself as being in any way connected with or interested in the business of the Company or any of the Relevant Group Companies other than in his capacity as a shareholder of any such company.

11.2 Each of the obligations contained in this clause constitutes an entire separate and independent restriction on the Executive, despite the fact that they may be contained in the same phrase and if any part is found to be unenforceable the remainder will to the extent legally permissible remain valid and enforceable.

11.3 While the restrictions are considered by the parties to be fair and reasonable in the circumstances, it is agreed that if any such restrictions should be judged to be void or ineffective for any reason but would be treated as valid and effective if part of the wording thereof were deleted or the period thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications as will be necessary to make them valid and effective.

11.4 The Executive agrees that he will at the request and cost of the Company enter into a direct agreement with any of the Group Companies under which he will accept restrictions corresponding to the restrictions contained in this clause (or such as will be appropriate in the circumstances) in relation to such Group Company PROVIDED THAT any such direct agreement will not impose any greater or more onerous restrictions on the Executive than those contained in this agreement.

11.5 The provisions of this clause will not prevent the Executive from holding an Investment.

11.6  For the purposes of this clause:-

      (a) a "RELEVANT GROUP COMPANY" means any of the Group Companies for which the Executive has performed services or in which he has held office during the 12 months immediately preceding termination and, if applicable, their predecessors in business during such 12 month period; and

      (b) "RELEVANT TERRITORY" means the area constituting the market of the Company or any of the Relevant Group Companies for products and services with which the Executive shall have been concerned in the period of 12 months prior to termination.

12.   TERMINATION BY EVENTS OF DEFAULT

      The employment of the Executive may be terminated at any time by the Company by notice but with immediate effect and without liability for compensation or damages:-

      (a) if the Executive is guilty of any gross default of his obligations hereunder or grave misconduct in connection with or affecting the business of any Group Company; or

      (b) in the event of any repeated breach or non-observance by the Executive (after a warning in writing) of any of the stipulations contained in this agreement; or

      (c) if the Executive has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangements with his creditors; or

      (d) if the Executive is convicted of any criminal offence punishable by imprisonment (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

     (e) if the Executive shall have committed any act of dishonesty or gross misconduct or any conduct tending in the reasonable opinion of the Board to bring the Company or any Group Company into disrepute; or

     (f) if the Executive becomes prohibited by law from holding the office of director in any company; or

     (g) if the Executive resigns as a director of the Company or any Group Company otherwise than at the request of the Company.

13.  INCAPACITY

     If the Executive shall be incapacitated during the Appointment by ill-health or accident from performing his duties hereunder for an aggregate of 180 days or more in any period of 12 months the Company may by written notice to the Executive forthwith (or as from a future date specified in the notice) discontinue payment in whole or part of the remuneration under clause 6 hereof until such incapacity shall cease or (whether or not his remuneration shall have been discontinued as aforesaid) determine the Appointment. Subject as aforesaid the said remuneration shall continue to be payable to the Executive under clause 6 notwithstanding such incapacity but the Company shall be entitled to set off or deduct therefrom the amount of any sickness or other benefit to which the Executive is entitled under Social Security legislation for the time being in force.

14.  OBLIGATIONS UPON TERMINATION

     Upon the termination of the Appointment howsoever arising the Executive shall:-

14.1 at any time or from time to time thereafter upon the request of the Company, resign without claim for compensation (save for any claim in respect of a breach of the terms of this Agreement) from:-

     (a)  all offices held in the Company or any of the Group Companies; and

     (b) membership of any organisation and any office in any other company acquired by reason of or in connection with the Appointment;

     and should he fail to do so the Company is hereby irrevocably appointed to be the Executive's Attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this clause;

14.2 deliver to the Board all documents (including, but not limited to, correspondence, lists of customers, notes, memoranda, plans, drawings and other documents of whatsoever nature and all copies thereof) made or compiled or acquired by the Executive during the Appointment and concerning the business, finances and affairs of the Company or any of the Group Companies or customers.

15.  RECONSTRUCTION AND AMALGAMATION

     If at any time the Executive's employment is terminated in connection with any reconstruction or amalgamation of the Company or any of the Group Companies whether by winding up or otherwise and the Executive receives an offer on terms which are similar in all material respects to the terms of this agreement from a company involved in or resulting from such reconstruction or amalgamation the Executive shall have no claim whatsoever against the Company or any such company arising out of or connected with such termination.

16.   NOTICES

      Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address and any such notice given by letter or fax shall be deemed to have been served at the time at which the letter was delivered personally or transmitted or if sent by post would be delivered in the ordinary course of post.

17.   PREVIOUS CONTRACTS

      This agreement is in substitution for any previous contract of service between the Company or any of the Group Companies and the Executive which shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment.

18.   PROPER LAW

      This agreement shall be governed and construed in all respects in accordance with the laws of Northern Ireland and the parties submit to the non-exclusive jurisdiction of the Courts of Northern Ireland in determining matters arising under it.

19.   CONSTRUCTION

19.1 The headings in this agreement are inserted for convenience only and shall not affect its construction.

19.2 Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

20.   STATUTORY INFORMATION AND SCHEDULE 1

      Schedule 1 hereto (in addition to this agreement) constitutes a written statement as at the date hereof of the terms of employment of the Executive in compliance with the provisions of the Employment Rights (Northern Ireland) Order 1996; it does not form part of the contract of employment and may be varied by the Company by notice in writing to the Executive of any changes applicable to his employment.

IN WITNESS whereof this agreement has been executed as a deed on the date first before written.

Signed as a deed by the said                 )
JOHN ALEXANDER KING                          ) /s/ illegible signature
in the presence of:-                         ) --------------------------

                    /s/ illegible signature



Signed by                                    )
duly authorised for and on behalf of         ) /s/ illegible signature
GALEN HOLDINGS PLC                           ) --------------------------
in the presence of:-                         ) Director

                    /s/ illegible signature

                                   SCHEDULE 1

1. The Executive has been continuously in the employment of the Company (including reckonable service with any of the Group Companies) since 1979.

2. Rate of remuneration and the intervals at which it is paid are contained in clause 6.

3. There are no specific terms and conditions relating to hours of work except as provided in clause 3.4.

4. The terms and conditions relating to holidays are contained in clause 4 and those relating to sickness are contained in clause 13.

5.   Particulars as to the length of notice to terminate are contained in clause
     2.

6. Particulars as to the work for which the Executive is employed are contained in clause 3.

7.   Subject to clause 3.3(b) the Executive's place of work at the date of this schedule is Craigavon.

8. There are no disciplinary rules applicable to the Executive except as provided in this agreement and if the Executive is dissatisfied with any disciplinary decision he should apply orally or in writing to the Board.

9. Any application for the purpose of seeking redress of any grievance relating to the Executive's employment should be made either orally or in writing to the Board.

10. A contracting-out certificate is not in force in respect of the Executive's employment.

11. Details of the Executive's work under the Appointment outside the UK are contained in clause 3.3.